AMENDMENT TO SERVICE CONTRACT
between
FIDELITY DISTRIBUTORS CORPORATION
and
PACIFIC SELECT DISTRIBUTOS, INC.
     The SERVICE CONTRACT (the “Contract”), made and entered into on the 1st day of July, 2005 by Fidelity Distributors Corporation and Pacific Select Distributors, Inc. is hereby amended effective August 10, 2007 as follows:
     1. Variable Insurance Products Fund V is added to the Agreement; and
     2. Variable Insurance Products Fund V is added to the FEE SCHEDULE FOR QUALIFIED RECIPIENTS of the Agreement.

FIDELITY DISTRIBUTORS CORPORATION

By its authorized officer:

By:

Name:

Title:

Date:	August 10, 2007

PACIFIC SELECT DISTRIBUTORS, INC.

By its authorized officer:

By:	/s/ Adrian Griggs
Adrian Griggs
Title:	Vice President
Date:	August 10, 2007

ATTEST:	/s/ Audrey Milfs
Audrey Milfs
Corporate Secretary